Exhibit 10.16(e)
FIFTH AMENDMENT TO LEASE
          THIS AMENDMENT, dated this 20th day of November, 2008, between CLP INDUSTRIAL PROPERTIES, LLC, a Delaware Limited Liability Company (“Lessor”) and SKECHERS USA, INC., a Delaware corporation (“Lessee”), for the premises located in the City of Ontario, County of San Bernardino, State of California, commonly known as 1777 S. Vintage Avenue (the “Premises”).
W I T N E S S E T H:
          WHEREAS, Lessor and Lessee, entered into that certain Lease dated November 21, 1997, the First Amendment to Lease dated April 26, 2002, the Second Amendment to Lease dated May 14, 2002, the Third Amendment to Lease dated May 7, 2007 and the Fourth Amendment to Lease dated November 10, 2007 (hereinafter collectively referred to as the “Lease”); and
          WHEREAS, Lessor and Lessee desire to amend the Lease as more fully set forth below.
          NOW, THEREFORE, in consideration of the mutual covenants and conditions contained herein and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties agree as follows:
          1. Definitions. Unless otherwise specifically set forth herein, all capitalized terms herein shall have the same meaning as set forth in the Lease.
          2. Term: Paragraph 2, Term, of the Third Amendment to Lease, shall be deleted in its entirety and the following substituted therefore: The term of the Lease shall be extended until and shall terminate on, December 31, 2009, which shall be deemed to be the Expiration Date for all purposes under the Lease.
          3. Base Rental: Paragraph 3, Base Rental, of the Third Amendment to Lease, shall be amended effective June 1, 2009 as follows:

Period		Rentable Square	Annual Rent	Annual Rent	Monthly Installment
from	through	Footage	Per Square Foot	Base Rent	of Base Rent
6/1/2009	12/31/2009	284,559	$5.40	$1,536,618.60	$128,051.55
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          4. Renewal Option. The renewal option in Paragraph 2, Renewal Option, of the Fourth Amendment to Lease shall be deleted and replaced as follows:
          Lessee shall, provided the Lease is in full force and effect and Lessee is not in default under any of the other terms and conditions of the Lease at the time of notification or commencement, have one (1) option to renew this Lease for a term of two (2)months, for the portion of the Premises being leased by Lessee as of the date the renewal term is to commence, on the same terms and conditions set forth in the Lease, except as modified by the terms, covenants and conditions as set forth below:
a.	If Lessee elects to exercise said option, then Lessee shall provide Lessor with written notice no earlier than the date which is nine (9) months prior to the expiration of the then current term of the Lease but no later than the date which is six (6) months prior to the expiration of the then current term of this Lease. If Lessee fails to provide such notice, Lessee shall have no further or additional right to extend or renew the term of the Lease.
b.	The Annual Rent and Monthly Installment shall remain as follows:

Period		Rentable Square	Annual Rent	Annual Rent	Monthly Installment
from	through	Footage	Per Square Foot	Base Rent	of Base Rent
1/1/2010	2/28/2010	284,559	$5.40	$1,536,618.60	$128,051.55
c.	This option is not transferable; the parties hereto acknowledge and agree that they intend that the aforesaid option to renew this Lease shall be “personal” to Lessee as set forth above and that in no event will any assignee or sublessee have any rights to exercise the aforesaid option to renew.

d.	As each renewal option provided for above is exercised, the number of renewal options remaining to be exercised is reduced by one and upon exercise of the last remaining renewal option Lessee shall have no further right to extend the term of the Lease.
          5. Broker Indemnification. Lessee represents and warrants to Lessor that no real estate broker, agent, commissioned salesperson or other person has represented Lessee in the negotiations of this Amendment, other than CB Richard Ellis and RREEF Management Company. In the event Lessee exercises it Option to Renew as set forth herein, Lessor agrees to pay all commissions due the foregoing broker. Lessee agrees to indemnify and hold Lessor harmless from and against any claim for any such commissions, fees or other form of compensation by any such third party claiming through the Lessee, including, without limitation, any and all claims, causes of action, damages, costs and expenses, including attorneys’ fees associated therewith.

     6. Incorporation. Except as modified herein, all other terms and conditions of the Lease between the parties above described, as attached hereto, shall continue in full force and effect.
     7. Limitation of Lessor’s Liability. Redress for any claim against Lessor under this Amendment and the Lease shall be limited to and enforceable only against and to the extent of Lessor’s interest in the Building. The obligations of Lessor under this Amendment and the Lease are not intended to be and shall not be personally binding on, nor shall any resort be had to the private properties of, any of its or its investment manager’s trustees, directors, officers, partners, beneficiaries, members, stockholders, employees, or agents, and in no case shall Lessor be liable to Lessee hereunder for any lost profits, damage to business, or any form of special, indirect or consequential damages.
     IN WITNESS WHEREOF, Lessor and Lessee have executed the Amendment as of the day and year first written above.

LESSOR:		LESSEE:

CLP INDUSTRIAL PROPERTIES, LLC,		SKECHERS USA, INC., a Delaware
a Delaware limited liability company		corporation

BY: RREEF Management company, a
Delaware corporation, Authorized Agent

By:	/s/ Elaine M. Seaholm	By:	/s/ David Weinberg

	Name: Elaine M. Seaholm		Name: David Weinberg
	Title: Vice President/District Manager		Title: Chief Operating Officer
	Dated: 1/29/09		Dated: Dec. 2, 2008

		By:	/s/ Frederick H. Schneider, Jr.

Name: Frederick H. Schneider, Jr.
Title: Chief Financial Officer
Dated: Dec. 2, 2008